Exhibit 8.2

TROUTMAN SANDERS LLP Attorneys at Law 875 Third Avenue New York, New York 10022 212.704.6000 telephone troutmansanders.com

April 13, 2017

BNC Bancorp

3980 Premier Drive, Suite 210

High Point, North Carolina 27265

Ladies and Gentlemen:

We have acted as special counsel to BNC Bancorp, a North Carolina corporation (“BNC”), in connection with the proposed mergers (the “Mergers”) of (i) Blue Merger Sub, Inc., a North Carolina Corporation (“Merger Sub”) with and into BNC, in accordance with the applicable provisions of the North Carolina Business Corporation Act and (ii) BNC with and into Pinnacle Financial Partners, Inc., a Tennessee corporation (“Pinnacle”), in accordance with the applicable provisions of the North Carolina Business Corporation Act and the Tennessee Business Corporation Act, in each case pursuant to the Agreement and Plan of Merger dated as of January 22, 2017 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. At your request, and in connection with the filing of the Form S-4, including the proxy statement/prospectus forming a part thereof, we are rendering our opinion concerning certain United States federal income tax matters.

In rendering our opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants and agreements contained in the Agreement, the Form S-4 and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon the accuracy and completeness of certain statements, representations, covenants and agreements made by Pinnacle and BNC, including factual statements and representations set forth in officers’ certificates dated the date hereof from officers of Pinnacle and BNC (the “Representation Letters”). For purposes of rendering our opinion, we have assumed that (i) the Mergers will be consummated in accordance with the provisions of the Agreement and as described in the Form S-4 (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Agreement), (ii) the statements concerning the Mergers contemplated by the Agreement and the parties referred to in the Agreement, the Form S-4 and the Representation Letters are true, complete and correct, and will remain true, complete and correct at all times up to and including the Second Effective Time and thereafter (where relevant), (iii) any statements made in the Agreement, the Form S-4 or the Representation Letters regarding the “belief” or “knowledge” of any person are true, complete and correct, and will remain true, complete and correct at all times up to and including the Closing Date and thereafter (where relevant) in each case as if made without such qualification, and (iv) the parties to the Agreement have complied with, and, if applicable, will continue to comply with, their respective covenants and agreements contained in the Agreement. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to in this paragraph.

BNC Bancorp

April 13, 2017

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, Internal Revenue Service pronouncements and judicial decisions, all as in effect on the date hereof. These authorities are subject to change and any such change may be applied retroactively, and we can provide no assurance as to the effect that any change may have on the opinion that we have expressed below.

Based upon and subject to the foregoing, we are of the opinion that (i) the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) subject to the limitations, qualifications, exceptions and assumptions set forth therein, the discussion in the section of the Form S-4 entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES”, insofar as it summarizes United States federal income tax law, constitutes a fair and accurate summary under current law of the material United States federal income tax consequences of the Mergers in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Form S-4 and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ TROUTMAN SANDERS LLP